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                        AMAZON.COM ANNOUNCES NEW SERVICE

SEATTLE, March 28, 1999 -- Amazon.com plans to launch a person-to-person auction service.

About Amazon.com, Inc.

        Amazon.com, Inc. (NASDAQ: AMZN), the Internet's No. 1 video, music, and book retailer, opened its virtual doors on the World Wide Web in July 1995. Today, the Amazon.com store has expanded to offer more than 4.7 million book, music-CD, video, DVD, computer-game, and other titles, plus secure credit-card payment, personalized recommendations, and streamlined ordering through 1-Click(SM) technology.

        Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crew members dating from the birth of film in 1892 to the present.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, intense competition, risks associated with system interruption, management of potential growth, high leverage and risks of new business areas, international expansion, business combinations, and strategic alliances.

        More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.

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